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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Gaines-Cooper                    Robert
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   (Last)                       (First)                   (Middle)

                         10115 Kincey Avenue, Suite 250
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                                    (Street)

Huntersville,                           N.C.                28078
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

01/02/03
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

Orthofix International N.V. ("OFIX")
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     Chairman
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________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     |X|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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Common Stock                              300,000                        D
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Common Stock                              718,000(1)                     I                 By Bird Island Trust
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Common Stock                              220,000(1)                     I                 By LMA International S.A.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

 Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                  SEC 147 (7-02)

Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                       3. Title and Amount of Securities                   ship
                                                          Underlying Derivative Security                   Form of
                            2. Date Exercisable           (Instr. 4)                                       Derivative
                               and Expiration Date     --------------------------------  4. Conver-        Security:
                               (Month/Day/Year)                               Amount        sion or        Direct      6. Nature of
                            ----------------------                            or            Exercise       (D) or         Indirect
                            Date       Expira-                                Number        Price of       Indirect       Beneficial
1. Title of Derivative      Exer-      tion                                   of            Derivative     (I)            Ownership
   Security (Instr. 4)      cisable    Date            Title                  Shares        Security       (Instr. 5)     (Instr. 5)
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Stock Option (right to buy)  (2)         3/31/03        Common Stock           275,000       $14.40            D
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Stock Option (right to buy)  (2)          1/1/09        Common Stock           100,000      $17.875            D
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Stock Option (right to buy)  (3)          1/1/09        Common Stock            87,500      $17.875            D
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Explanation of Responses:

(1) The Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purposes.

(2)  The option is currently exercisable.

(3) The option vests on the earlier of January 1, 2004 or the date on which the closing price of OFIX's Common Stock is $55 or higher consecutively for ten trading days immediately prior to such date.


/s/ Robert Gaines-Cooper                                         1/10/03
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potentional persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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